Exhibit 3.1

CAPLEASE, INC.

ARTICLES SUPPLEMENTARY

CapLease, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Under a power contained in Section 6.3 of Article VI of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board of Directors”), by duly adopted resolutions, classified and designated an additional 2,800,000 authorized but unissued shares of Preferred Stock, $.01 par value per share, of the Company (the “Shares”) as shares of 7.25% Series C Cumulative Redeemable Preferred Stock, $.01 par value per share, of the Company (the “Series C Preferred Stock”). The total number of shares of Series C Preferred Stock which the Company has authority to issue after giving effect to these Articles Supplementary is 4,500,000. There has been no increase in the authorized shares of stock of the Company effected by these Articles Supplementary.

SECOND: A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Series C Preferred Stock is contained in the Articles Supplementary filed with, and accepted for record by, the Department on January 18, 2013.

THIRD: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this 15th day of March, 2013.

ATTEST:		CAPLEASE, INC.

By:	/s/ Paul C. Hughes	By:	/s/ Paul H. McDowell
Name:	Paul C. Hughes	Name:	Paul H. McDowell
Title:	Secretary	Title:	Chief Executive Officer